The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Securities until the pricing supplement, the accompanying product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion

Amendment No. 1 dated February 11, 2025†
to the PRELIMINARY PRICING SUPPLEMENT

Dated February 11, 2025

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-283672

(To Prospectus dated February 6, 2025,

Index Supplement dated February 6, 2025

and Product Supplement dated February 6, 2025)

UBS AG $● Capped Buffer GEARS
Linked to an Unequally Weighted Basket due on or about February 14, 2030

Investment Description

UBS AG Capped Buffer GEARS (the “Securities”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to an unequally weighted basket (the “underlying basket”) consisting of 2 selected equity indices and 1 exchange-traded fund (each, a “basket asset”, together the “basket assets”), as specified herein under “Preliminary Terms — Underlying Basket”. We also refer to an exchange-traded fund as an “ETF”, a basket asset that is a share of an ETF as a “basket equity” and a basket asset that is an index as a “basket index”. The amount you receive at maturity will be based on the direction and percentage change in the level of the underlying basket from the trade date to the final valuation date (the “basket return”) and whether the closing level of the underlying basket on the final valuation date (the “final basket level”) is less than the downside threshold. If the basket return is positive, at maturity UBS will pay you a cash payment per Security equal to the principal amount plus a percentage return equal to the lesser of (a) the basket return multiplied by the upside gearing and (b) the maximum gain. If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, at maturity UBS will pay you a cash payment per Security equal to the principal amount. If, however, the basket return is negative and the final basket level is less than the downside threshold, at maturity UBS will pay you a cash payment per Security that is less than the principal amount, resulting in a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest and your potential return on the Securities is limited to the maximum gain. You may lose some or almost all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations you may not receive any amount owed to you under the Securities and you could lose all of your initial investment.

Features

❑	Enhanced Exposure to Positive Basket Return up to the Maximum Gain: At maturity, the Securities provide exposure to any positive basket return multiplied by the upside gearing, up to the maximum gain.
❑

Contingent Repayment of Principal at Maturity with Buffered Downside Market Exposure: If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, at maturity, UBS will pay you a cash payment per Security equal to the principal amount. If, however, the basket return is negative and the final basket level is less than the downside threshold, at maturity, UBS will pay you a cash payment per Security that is less than the principal amount, resulting in a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	February 11, 2025
Settlement Date**	February 14, 2025
Final Valuation Date	February 11, 2030
Maturity Date	February 14, 2030
*	Expected. See page 2. for additional details.
**

We expect to deliver the Securities against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to one business day before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have downside market risk similar to that of the underlying basket, subject to the buffer. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or almost all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. Information about the underlying basket and the basket assets is specified under “Preliminary Terms — Underlying Basket” herein and described in more detail under “Information About the Underlying Basket and the Basket Assets” herein. The initial basket level will be set to 100 on the trade date, and the remaining terms of the Securities will be set on the trade date.

Underlying Basket	Basket Weighting	Maximum Gain	Maximum Payment at Maturity per Security	Upside Gearing	Initial Basket Level	Downside Threshold	Buffer	CUSIP	ISIN
An Unequally Weighted Basket (see page 2 for further details)	Unequally Weighted (see page 2 for further details)	40.00%	$1,400.00	3.00	To be set to 100.00 on the trade date	To be set to 80.00 on the trade date, which is 80.00% of the Initial Basket Level	20.00%	90308QHH8	US90308QHH83

The estimated initial value of the Securities as of the trade date is expected to be between $930.20 and $960.20. The range of the estimated initial value of the Securities was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 7 herein.

See “Additional Information About UBS and the Securities” on page ii. The Securities will have the terms set forth in the accompanying product supplement relating to the Securities, dated February 6, 2025, the accompanying prospectus dated February 6, 2025 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public(1)	Underwriting Discount(1)(2)		Proceeds to UBS AG(2)
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to an Unequally Weighted Basket	$•	$1,000.00	$•	$21.00	$•	$979.00

(1) Notwithstanding the underwriting discount received by one or more third‑party dealers from UBS Securities LLC described below, certain registered investment advisers or fee‑based advisory accounts unaffiliated from UBS may purchase Securities from a third‑party dealer at a purchase price of at least $979.00 per Security, and such third‑party dealer, with respect to such sales, may forgo some or all of the underwriting discount.

(2) Our affiliate, UBS Securities LLC, will receive an underwriting discount of $21.00 per Security sold in this offering. UBS Securities LLC intends to re‑allow the full amount of this discount to one or more third‑party dealers. Certain of such third‑party dealers may resell the Securities to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount received.

† This amended and restated preliminary pricing supplement amends, restates and supersedes the preliminary pricing supplement related hereto dated February 11, 2025 in its entirety.

UBS Securities LLC	UBS Investment Bank

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement), with the Securities and Exchange Commission (the “SEC”), for the Securities to which this document relates. You should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

♦Index supplement dated February 6, 2025:

http://www.sec.gov/Archives/edgar/data/1114446/000183988225007688/ubs_424b2-03745.htm

♦Prospectus dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Securities” refer to the Capped Buffer GEARS that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated February 6, 2025, references to the “index supplement” mean the UBS index supplement, dated February 6, 2025 and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors with respect to an investment in the Securities.

If there is any inconsistency between the terms of the Securities described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

This amended and restated preliminary pricing supplement amends, restates and supersedes the preliminary pricing supplement related hereto dated February 11, 2025 in its entirety.

ii

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or almost all of your initial investment.

♦You can tolerate a loss of some or almost all of your initial investment and are willing to make an investment that may have downside market risk similar to that of a hypothetical investment in the underlying basket, the basket assets and the stocks comprising the basket assets (its “underlying equity constituents”) and, with respect to the basket equity, the other assets comprising such basket equity (together with the underlying equity constituents, the “underlying constituents”), subject to the buffer.

♦You believe that the level of the underlying basket will appreciate over the term of the Securities and that the percentage of appreciation, when multiplied by the upside gearing, is unlikely to exceed the maximum gain indicated on the cover hereof.

♦You understand and accept that your potential return is limited to the maximum gain and you are willing to invest in the Securities based on the maximum gain indicated on the cover hereof.

♦You are willing to invest in the Securities based on the upside gearing specified on the cover hereof.

♦You are willing to invest in the Securities based on the downside threshold (and corresponding buffer) indicated on the cover hereof.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level(s) of the underlying basket and the basket assets.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the basket equity or the underlying equity constituents.

♦You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦You understand and are willing to accept the risks associated with the underlying basket and the basket assets.

♦You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or almost all of your initial investment.

♦You cannot tolerate a loss of some or almost all of your initial investment or you are unwilling to make an investment that may have downside market risk similar to that of a hypothetical investment in the underlying basket, the basket assets or the underlying constituents, subject to the buffer.

♦You believe that the level of the underlying basket will decline during the term of the Securities and that the final basket level is likely to be less than the downside threshold, or you believe that the level of the underlying basket will appreciate over the term of the Securities and that the percentage of appreciation, when multiplied by the upside gearing, is likely to exceed the maximum gain indicated on the cover hereof.

♦You seek an investment that has unlimited return potential without a cap on appreciation, or you are unwilling to invest in the Securities based on the maximum gain specified on the cover hereof.

♦You are unwilling to invest in the Securities based on the upside gearing specified on the cover hereof.

♦You are unwilling to invest in the Securities based on the downside threshold (and corresponding buffer) indicated on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level(s) of the underlying basket or the basket assets.

♦You seek current income from your investment or prefer to receive any dividends paid on the basket equity or the underlying equity constituents.

♦You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying basket or the basket assets.

♦You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Basket and the Basket Assets” herein for more information on the underlying basket and the basket assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Securities.

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Security
Term

Approximately 5 years. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.

Underlying Basket	The following table lists the basket assets and their corresponding Bloomberg tickers, basket weightings and initial asset levels.
	Basket Asset	Bloomberg Ticker	Basket Weighting	Initial Asset Level(1)(2)
	S&P 500® Index	SPX	87.50%	●
	EURO STOXX 50® Index	SX5E	7.50%	●
	iShares® MSCI Emerging Markets ETF	EEM	5.00%	$●
Maximum Gain	40.00%
Maximum Payment at Maturity per Security	$1,400.00
Upside Gearing	3.00
Buffer	20.00%
Payment at Maturity (per Security)

If the basket return is positive, UBS will pay you a cash payment equal to:

$1,000 × (1 + the lesser of (a) Basket Return × Upside Gearing and (b) Maximum Gain)

In this scenario, your potential return on the Securities is limited to the maximum gain and your payment at maturity will in no event exceed the maximum payment at maturity per Security.

If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, UBS will pay you a cash payment equal to:

$1,000

If the basket return is negative and the final basket level is less than the downside threshold, UBS will pay you a cash payment that is less than the principal amount equal to:

$1,000 × [1 + (Basket Return + Buffer)]

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment.

Basket Return	The quotient, expressed as a percentage, of the following formula: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	To be set to 100.00 on the trade date.

Final Basket Level	The basket closing level on the final valuation date, as determined by the calculation agent
Downside Threshold	A specified level of the underlying basket that is less than the initial basket level, equal to a percentage of the initial basket level, as specified on the cover hereof.
Basket Closing Level	The basket closing level will be calculated as follows: 100 × [1 + (the sum of each basket asset return multiplied by its basket weighting)]
Basket Asset Return	With respect to each basket asset, the quotient, expressed as a percentage, of the following formula: Final Asset Level – Initial Asset Level Initial Asset Level
Final Asset Level(2)	With respect to each basket asset, the closing level for such basket asset on the final valuation date.

(1) With respect to each basket asset, the closing level for such basket asset on the trade date as determined by the calculation agent.

(2) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” with respect to a basket index, and under “— Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” with respect to the basket equity, in each case as described in the accompanying product supplement.

Investment Timeline

Trade Date	The initial asset level of each basket asset is observed and the initial basket level and the final terms of the Securities are set.

Maturity Date

The final asset level for each basket asset is observed on the final valuation date and each basket asset return, the final basket level and the basket return are calculated.

If the basket return is positive, UBS will pay you a cash payment per Security equal to:

$1,000 × (1 + the lesser of (a) Basket Return × Upside Gearing and (b) Maximum Gain)

In this scenario, your potential return on the Securities is limited to the maximum gain and your payment at maturity will in no event exceed the maximum payment at maturity per Security.

If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Security equal to:

$1,000

If the basket return is negative and the final basket level is less than the downside threshold, UBS will pay you a cash payment per Security that is less than the principal amount equal to:

$1,000 × [1 + (Basket Return + Buffer)]

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment.

Investing in the Securities involves significant risks. You may lose some or almost all of your initial investment. Specifically, if the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to a hypothetical investment in the underlying basket or in any of the basket assets. Some of the key risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. If the basket return is negative and the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment.

♦The contingent repayment of principal applies only if you hold your Securities to maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying basket at such time is equal to or greater than the downside threshold.

♦The upside gearing applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside gearing, subject to the maximum gain, and the percentage return you realize may be less than the then-current basket return multiplied by the upside gearing, even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the upside gearing, subject to the maximum gain, only if you hold your Securities to maturity.

♦Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain. Therefore, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the upside gearing, exceeds the maximum gain and your return on the Securities may be less than it would be in a hypothetical direct investment in the underlying basket, the basket assets or in the underlying constituents.

♦No interest payments — UBS will not pay any interest with respect to the Securities.

♦Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility” refers to the frequency and magnitude of changes in the levels of the basket assets and therefore, the underlying basket. The greater the expected volatility of the underlying basket as of the trade date, the greater the expectation is as of that date that the final basket level could be less than the downside threshold and, as a consequence, indicates an increased risk of loss. However, the underlying basket's volatility can change significantly over the term of the Securities, and a relatively lower downside threshold may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying basket and the potential to lose some or almost all of your initial investment.

♦Owning the Securities is not the same as owning the basket equity or any underlying equity constituents — The return on your Securities may not reflect the return you would realize if you actually owned the basket equity or any underlying equity constituents. For instance, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the upside gearing, exceeds the maximum gain. Furthermore, as an owner of the Securities, you will not receive or be entitled to receive any dividend payments or other distributions on the basket equity or any underlying constituents during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. Similarly, you will not have voting rights or any other rights of a holder of the basket equity or any underlying equity constituents.

Risks Relating to Characteristics of the Underlying Basket and Basket Assets

♦Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying basket (and, therefore, the basket assets) and indirectly linked to the performance of the underlying constituents. The level of the basket assets (and, therefore, the level of the underlying basket) can rise or fall sharply due to factors specific to the such basket assets, their underlying constituents and the issuers of the underlying equity constituents (the “underlying constituent issuers”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Securities, should conduct your own investigation into the basket assets and the investment adviser of the basket equity (the “basket equity issuer”). For additional information regarding the basket assets, please see “Information About the Basket Assets herein and the basket asset issuer’s SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the basket equity issuer with the SEC.

♦There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying basket will rise or fall and there can be no assurance that the final basket level will be equal to or greater than the initial basket level or downside threshold. The final basket level will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket assets and the underlying constituent issuers and with respect to the basket equity, the basket equity issuer. You should be willing to accept the downside risks associated with the underlying basket and the basket assets and the risk of losing some or almost all of your initial investment.

♦The underlying basket is unequally weighted, and changes in the levels of the basket assets may offset each other — The underlying basket is unequally weighted; thus, an increase in the level of one or more basket assets may be offset by a smaller increase or a decline in the level of one or more other basket assets. As a result, the basket return could be negative even if relatively few of the basket assets experience a negative basket asset return, resulting in the loss of a significant portion or all of your investment in the Securities. Because the basket assets are not equally weighted, increases in lower weighted basket assets may be offset by even small decreases in more heavily weighted basket assets. Specifically, the performance of the S&P 500® Index will have a significantly larger impact on the return on the Securities than the performance of any other basket asset will have a significantly smaller impact.

♦Correlation (or lack of correlation) among the basket assets may adversely affect your return on the Securities — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the levels of the basket assets may not correlate with each other. At a time when the level of a basket asset increases in value, the level of another basket asset may not increase as much, or may even decline in value. Therefore, in calculating the underlying basket’s performance on the final valuation date, an increase in the level of one basket asset may be mitigated, wholly offset or reversed by a lesser increase, or by a decline, in the level of another basket asset. Further, high correlation of movements in the levels of the basket assets could adversely affect your return on the Securities during periods of negative performance of the basket assets. Changes in the correlation of the basket assets may adversely affect the market value of, and return on, your Securities.

♦Changes affecting a basket index, including regulatory changes, could have an adverse effect on the market value of, and return on, your Securities — The policies of any index sponsor as specified under “Information About the Underlying Basket and the Basket Assets” (each, an “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which such index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the applicable basket index. The policies of an index sponsor with respect to the calculation of the applicable basket index could also adversely affect the level of such basket index. An index sponsor may discontinue or suspend calculation or dissemination of the applicable basket index. Further, indices like each basket index have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the applicable basket index) or the administrator (its index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original basket index, it may deem the closing level of the original basket index on a trading day reasonably proximate to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Securities.

♦There is no affiliation between the basket equity issuer, any underlying constituent issuer or index sponsor and UBS, and UBS is not responsible for any disclosure by such entities — We are not affiliated with the basket equity issuer, any underlying constituent issuer, any index sponsor or the index sponsor of any target index. We and our affiliates may currently, or from time to time in the future engage in business with the basket equity issuer, any underlying constituent issuer or index sponsor. However, we are not affiliated with any such entity and are not responsible for its public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into such entities, the basket assts and the underlying constituents. No such entity is involved in the Securities offered hereby in any way or has any obligation of any sort with respect to your Securities or has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of, and return on, your Securities.

♦The value of the basket equity may not completely track the value of its underlying equity constituents — Although the trading characteristics and valuations of an ETF will usually mirror the characteristics and valuations of its underlying equity constituents, the level of an ETF may not completely track the value of its underlying equity constituents. The level of the basket equity will reflect transaction costs and fees that the underlying equity constituents in which an ETF invests do not have. In addition, although an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for an ETF or that there will be liquidity in the trading market.

♦Fluctuation of NAV — The net asset value (the “NAV”) of an ETF may fluctuate with changes in the market value of its underlying equity constituents. The market prices of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of an ETF may differ from its NAV per share; an ETF may trade at, above or below its NAV per share, meaning the level of the basket equity may not reflect its NAV.

♦Failure of the iShares® MSCI Emerging Markets ETF to track the level of its target index — While the iShares® MSCI Emerging Markets ETF is designed and intended to track the level of a specific index as specified herein (its “target index”), various factors, including fees and other transaction costs, will prevent an ETF from correlating exactly with changes in the level of its target index. Additionally, although the performance of an ETF seeks to replicate the performance of its target index, an ETF may not invest in all the securities, futures contracts or commodities comprising its target index but rather may invest in a representative sample of the assets comprising its target index. ETFs, including the iShares® MSCI Emerging Markets ETF, are therefore subject to the risk that the investment strategy selected by its investment advisor does not successfully track the level of its target index, as discussed further herein. Accordingly, the performance of the iShares® MSCI Emerging Markets ETF will not be equal to the performance of its target index during the term of the Securities.

♦The iShares® MSCI Emerging Markets ETF utilizes a passive indexing investment approach — The iShares® MSCI Emerging Markets ETF is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the iShares® MSCI Emerging Markets ETF, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its target index by investing in a portfolio of stocks that generally replicate or provide a representative sample of such target index. Therefore, unless a specific underlying constituent is removed from its target index, the iShares® MSCI Emerging Markets ETF generally would not sell a security because the issuer of such underlying constituent (its “underlying constituent issuer”) was in financial trouble. In addition, the iShares®

MSCI Emerging Markets ETF is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

♦The Securities are subject to currency exchange rate risk — The Securities are subject to currency exchange rate risk because the iShares® MSCI Emerging Markets ETF may invest in securities that are traded and quoted in non-U.S. currencies on non-U.S. markets. Therefore, holders of the Securities may be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the iShares® MSCI Emerging Markets ETF may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the U.S., non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. underlying equity constituent. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the underlying constituents will be adversely affected and the market value of, and return on, the Securities may decrease.

♦The Securities are subject to risks associated with non-U.S. securities — The iShares® MSCI Emerging Markets ETF is subject to risks associated with non-U.S. securities. Market developments may affect non-U.S. markets differently from U.S. securities markets and direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. Securities issued by non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the applicable underlying equity constituent(s) include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Non-U.S. securities may also be subject to regulatory risks, including sanctions. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Actions taken by a sponsor of a target index of an ETF or basket equity issuer of an ETF in response to any such developments could adversely affect the performance of its target index and, as a result, the market value of, and return on the Securities. Additionally, following certain events, if the calculation agent determines that a change in law has occurred with respect to the iShares® MSCI Emerging Markets ETF or the sponsor of its target index or investment adviser modifies or reconstitutes a target index or the iShares® MSCI Emerging Markets ETF in response to what otherwise would have been a change in law, then the calculation agent may take the actions described in the accompanying product supplement under “General Terms of the Securities — Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity”.

♦The Securities are subject to emerging markets risk — The iShares® MSCI Emerging Markets ETF is subject to risks associated with emerging market companies and emerging market securities that are traded on various emerging market exchanges. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the iShares® MSCI Emerging Markets ETF is susceptible.

Additionally, pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. In response to this, the sponsor of the target index of the iShares® MSCI Emerging Markets ETF, as defined herein, publicly announced that it removed the equity securities of a small number of companies from such target index and the investment adviser of the iShares® MSCI Emerging Markets ETF also publicly announced that it removed affected stocks from such ETF. If the issuer of any existing underlying equity constituent of such ETF is in the future designated as such a prohibited company, the value of such underlying equity constituent may be adversely affected, perhaps significantly, which would adversely affect the performance of its target index and such ETF. In addition, under these circumstances, the sponsor of the target index and the investment adviser of the iShares® MSCI Emerging Markets ETF have publicly announced that they intend to remove any such underlying equity constituent from its target index and such ETF, respectively. Any changes to the composition of the iShares® MSCI Emerging Markets ETF or its target index in response to the executive orders described above could adversely affect the performance of such ETF and, therefore, the market value of, and return on, the Securities.

♦The basket indices reflect price return, not total return — The return on your Securities is based on the performance of the underlying basket and, therefore in part, the basket indices, which reflect the change in the market prices of their underlying constituents. None of the basket indices are a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying constituents. Accordingly, the return on your Securities will not include such a total return feature or dividend component.

♦The EURO STOXX 50® Index will not be adjusted for changes in currency exchange rates relative to the U.S. dollar even though its underlying constituents are traded in a non-U.S. currency and the Securities are denominated in U.S. dollars — The value of the Securities will not be adjusted for currency exchange rate fluctuations between the U.S. dollar and the currencies in which the underlying constituents of the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return on the Securities.

♦The Securities are subject to risks associated with non-U.S. securities markets — The Securities are subject to risks associated with non-U.S. securities markets because the EURO STOXX 50® Index is comprised of stocks that are traded in one or more non-U.S. securities markets. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The prices of securities in a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on non-U.S. securities prices.

The Securities may also be subject to regulatory risks, including sanctions, because the EURO STOXX 50® Index is comprised, at least in part, of stocks that are traded in one or more non-U.S. securities markets. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Actions taken by an index sponsor in response to any such developments could adversely affect the performance of the EURO STOXX 50® Index and, as a result, the market value of, and return on the Securities. Additionally, following certain events, if the calculation agent determines that a change in law has occurred or would have occurred but for a decision by its index sponsor to modify or reconstitute its index, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would achieve an equitable result, it may deem the basket index’s closing level on a trading day reasonably proximate to the date of such event to be its closing level on each applicable date. For additional information, see the section “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

Estimated Value Considerations

♦The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level and volatility of the basket assets and underlying constituents, any expected dividends on the basket equity and underlying constituents, the correlation among the basket assets, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Basket and Basket Assets — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Securities and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the levels of the basket assets and the underlying constituents; the volatility of the basket assets and the underlying constituents; any expected dividends on the basket equity and the underlying constituents; the correlation among the basket assets; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Securities and the factors discussed under “—Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any basket asset or any underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of any basket asset or underlying constituents, may adversely affect the performance of the applicable basket assets and therefore the level of the underlying basket and market value of, and return on, the Securities.

♦Potential conflicts of interest — UBS and its affiliates may engage in business with the basket equity issuer or any underlying constituent issuer, which may present a conflict between the interests of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the payment at maturity of the Securities based on observed levels of the basket assets on the final valuation date. The calculation agent can postpone the determination of the terms of the Securities if a market disruption event occurs and is continuing on the trade date or the final valuation date. As UBS determines the economic terms of the Securities, including the downside threshold (and corresponding buffer), maximum gain and upside gearing, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, UBS and its affiliates act in various capacities with respect to the Securities, including as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦Following certain events, the calculation agent can make adjustments to the basket equity and the terms of the Securities that may adversely affect the market value of, and return on, the Securities — Following certain events affecting the basket equity, the calculation agent may make adjustments to its initial asset level, downside threshold and/or final asset level, as applicable, and any other term of the Securities and, in some instances, may replace such basket equity. However, the calculation agent will not make an adjustment in response to every event that could affect the basket equity. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein that it believes are appropriate to offset to the extent practical any change in your economic position as a holder of the Notes resulting solely from any such event to achieve an equitable result. Following certain events relating to the basket equity, such as its discontinuance, a delisting or suspension of trading, or a material modification, the return on the Securities may be based on a share of another ETF, on a basket of securities, futures contracts, commodities and/or other assets that the calculation agent determines is comparable to the affected ETF’s underlying equity constituents or on an alternative calculation of such ETF. The occurrence of any such event and the consequent adjustments may materially and adversely affect the value of, and return on, the Securities. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying basket.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦The Securities are not bank deposits — An investment in the Securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Securities, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Securities. Prior to any debt-to-equity swap or write-off with respect to any Securities, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Securities; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Securities will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Securities. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Securities, the price or value of their investment in the Securities and/or the ability of UBS to satisfy its obligations under the Securities and could lead to holders losing some or all of their investment in the Securities.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Securities may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Securities and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Securities or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Securities?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The examples and table below illustrate the payment at maturity for a $1,000 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 5 years
Initial Basket Level:	100
Downside Threshold:	80.00 (which is equal to 80.00% of the Initial Basket Level)
Buffer:	20.00%
Upside Gearing:	3.00
Maximum Gain:	40.00%
Range of Basket Return:	-100% to 40%

Example 1: The Basket Return is 5%.

Because the basket return is positive and, when multiplied by the upside gearing, is less than the maximum gain, the payment at maturity per Security will be calculated as follows:

$1,000 × (1 + the lesser of (a) 5.00% × 3.00 and (b) 40.00%)
= $1,000 × (1 + 15.00%)
= $1,150.00 per Security (15.00% total return).

Example 2: The Basket Return is 25%.

Because the basket return is positive and, when multiplied by the upside gearing, is greater than the maximum gain, the payment at maturity per Security will be calculated as follows:

$1,000 × (1 + the lesser of (a) 25.00% × 3.00 and (b) 40.00%)
= $1,000 × (1 + 40.00%)
= $1,400.00 per Security (40.00% total return).

Example 3: The Basket Return is -5% and the Final Basket Level is equal to or greater than the Downside Threshold.

Because the basket return is negative and the final basket level is equal to or greater than the downside threshold, the payment at maturity per Security will be equal to the principal amount of $1,000 (0.00% total return).

Example 4: The Basket Return is -60% and the Final Basket Level is less than the Downside Threshold.

Because the basket return is negative and the final basket level is less than the downside threshold, the payment at maturity per Security will be less than the principal amount, calculated as follows:

$1,000 × [1 +(-60.00% + 20.00%)]
= $1,000 × 0.6
= $600.00 per Security (40.00% loss).

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment.

Underlying Basket	Payment and Return at Maturity
Final Basket Level	Basket Return	Payment at Maturity	Security Total Return at Maturity
140.000	40.000%	$1,400.00	40.00%
130.000	30.000%	$1,400.00	40.00%
120.000	20.000%	$1,400.00	40.00%
113.333	13.333%	$1,400.00	40.00%
112.000	12.000%	$1,360.00	36.00%
108.000	8.000%	$1,240.00	24.00%
104.000	4.000%	$1,120.00	12.00%
100.000	0.000%	$1,000.00	0.00%
95.000	-5.000%	$1,000.00	0.00%
85.000	-15.000%	$1,000.00	0.00%
80.000	-20.000%	$1,000.00	0.00%
70.00	-30.000%	$900.00	-10.00%
60.00	-40.000%	$800.00	-20.00%
50.00	-50.000%	$700.00	-30.00%
25.00	-75.00%0	$450.00	-55.00%
10.00	-90.000%	$300.00	-70.00%
0.00	-100.000%	$200.00	-80.00%

Investing in the Securities involves significant risks. You may lose some or almost all of your initial investment. Specifically, if the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Securities and you could lose all of your initial investment.

Information About the Underlying Basket and the Basket Assets

All disclosures contained in this document regarding the underlying basket and basket assets is derived from publicly available information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying basket and basket assets. You should make your own investigation into the underlying basket and basket assets.

Included on the following pages is a brief description of the underlying basket and basket assets. This information has been obtained from publicly available sources. Set forth below are graphs that illustrate the past performance for each of the basket assets and a hypothetical underlying basket. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the basket assets as an indication of future performance.

The basket equity is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the basket equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the basket equity issuer can be located by reference to its SEC file number provided below.

The Underlying Basket

Because the underlying basket is a newly created basket and its level will begin to be calculated only on the trade date, there is no actual historical information about the basket closing levels as of the date hereof. Therefore, the hypothetical basket closing levels of the underlying basket below are calculated based on publicly available information for each basket asset as reported by Bloomberg without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical basket closing level has fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the basket closing level during any period shown below is not an indication that the underlying basket is more or less likely to increase or decrease at any time during the term of the Securities.

Hypothetical Historical Basket Levels

The graph below illustrates the hypothetical performance of the underlying basket from January 1, 2020 through February 10, 2025, based on the daily closing levels of the basket assets, assuming the basket closing level was 100 on January 1, 2020. Past hypothetical performance of the underlying basket is not indicative of the future performance of the underlying basket.

Basket Closing Level

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of the basket asset from January 1, 2015 through February 10, 2025, based on the daily closing levels as reported by Bloomberg, without independent verification. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Securities.

7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Jan-2015
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024
Jan-2025

EURO STOXX 50® Index

We have derived all information contained herein regarding the EURO STOXX 50® Index (“SX5E”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited. The information included below supplements the description of the SX5E found in the accompanying index supplement.

STOXX Limited has no obligation to continue to publish the SX5E, and may discontinue publication of the SX5E at any time. The SX5E is determined, comprised and calculated by STOXX Limited without regard to this instrument.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — EURO STOXX 50® Index”, the SX5E covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The SX5E captures a selection of the largest stocks among the 20 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The SX5E universe is defined as all components of the 20 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of the SX5E’s total free-float market capitalization. Additional information regarding the SX5E may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Select information regarding top constituents, country, industry and/or sector weightings may be made available on the index sponsor’s website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of the basket asset from January 1, 2015 through February 10, 2025, based on the daily closing levels as reported by Bloomberg, without independent verification. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Securities.

iShares® MSCI Emerging Markets ETF

We have derived all information contained herein regarding the iShares® MSCI Emerging Markets ETF (the “EEM Fund”) and the target index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the EEM Fund’s investment adviser, BlackRock Fund Advisors (“BFA” or the “investment adviser”) and the index sponsor of the target index, as defined below.

The EEM Fund is one of the separate investment portfolios that constitute the iShares Trust (“iShares”). The EEM Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI® Emerging Markets IndexSM (the “target index”). The target index seeks to measure large- and mid-capitalization equity performance in the global emerging markets. The target index was created by, and is calculated, maintained and published by, MSCI Inc. (the “index sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the target index at any time.

Select information regarding the EEM Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the EEM Fund’s website. Expenses of the EEM Fund reduce the net asset value of the assets held by the EEM Fund and, therefore, reduce the value of the shares of the EEM Fund.

BFA uses a representative sampling strategy to manage the EEM Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of the securities included in the target index that the investment adviser determines to collectively have an investment profile similar to that of the target index. The securities selected are intended to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the target index. The EEM Fund may or may not hold all of the securities that are included in the target index.

The EEM Fund will generally invest at least 80% of its assets in the securities of the target index and in depositary receipts or global depositary receipts based on securities of the target index, and may invest the remainder of its assets in other securities, including securities not in the target index but which BFA believes will help the EEM Fund track the target index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to the target index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The EEM Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in the stocks of a particular industry or group of industries to approximately the same extent that the target index is concentrated.

Shares of the EEM Fund are listed on the NYSE Arca under the ticker symbol “EEM”.

Information from outside sources including, but not limited to the prospectus related to the EEM Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the EEM Fund or the target index.

Information filed by iShares, Inc. with the SEC, including the prospectus for the EEM Fund, can be found by reference to its SEC file numbers: 033-97598 and 811-09102 or its CIK Code: 0000930667.

Historical Information

The graph below illustrates the performance of the basket asset from January 1, 2015 through February 10, 2025, based on the daily closing levels as reported by Bloomberg, without independent verification. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Securities.

What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the underlying basket. If your Securities are so treated, you should generally recognize gain or loss upon the taxable disposition of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Subject to the “constructive ownership” rules of Section 1260 of the Code, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Section 1260. Because a basket asset that is an ETF would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Securities could be treated as a constructive ownership transaction under Section 1260 of the Code. If the Securities were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Securities could be recharacterized as ordinary income and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Securities as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards — Section 1260” in the accompanying product supplement.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Section 1297. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition of a Security. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by any such entity and consult their tax advisors regarding the possible consequences to them in the event that any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code discussed below, gain realized from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the basket equity issuer or any underlying constituent issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Security upon a taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Securities as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Securities are not “delta-one” with respect to the underlying basket, the basket assets or any underlying constituents, our special U.S. tax counsel is of the opinion that the Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying basket, the basket assets, the underlying constituents or your Securities, and following such occurrence your Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying basket, the basket assets, any underlying constituents or the Securities. If you enter, or have entered, into other transactions in respect of the underlying basket, the basket assets, any underlying constituents or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the underlying constituent issuers).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC intends to resell the Securities to one or more third-party dealers at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof. Certain of such third-party dealers may resell the Securities to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount indicated on the cover hereof. Certain unaffiliated registered investment advisers or fee-based advisory accounts may purchase Securities from a third-party dealer at a purchase price of at least $979.00 per Security, and such third-party dealer, with respect to such sales, may forgo some or all of the underwriting discount. Additionally, we or one of our affiliates may pay a fee to an unaffiliated broker dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on Sales to UK Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Security Offering	i
Additional Information About UBS and the Securities	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples and Return Table of the Securities at Maturity	11
Information About the Underlying Basket and the Basket Assets	13
What Are the Tax Consequences of the Securities?	17
Supplemental Plan of Distribution (Conflicts of Interest)); Secondary Markets (if any)	20
Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-53
Material U.S. Federal Income Tax Consequences	PS-54
Certain ERISA Considerations	PS-77
Supplemental Plan of Distribution (Conflicts of Interest)	PS-79

Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Equal Weight Index	IS-21
S&P 500® Index	IS-23
S&P Select Sector Indices	IS-31
Non-U.S. Indices	IS-34
EURO STOXX 50® Index	IS-34
EURO STOXX® Banks Index	IS-40
FTSE® 100 Index	IS-46

MSCI Indexes	IS-52
MSCI-EAFE® Index	IS-52
MSCI® Emerging Markets IndexSM	IS-52
MSCI® Europe Index	IS-52
Nikkei 225 Index IS-58
S&P/ASX 200 Index IS-62
Swiss Market Index IS-70
TOPIX® IS-74

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$•UBS AG

Capped Buffer GEARS due on or about February 14, 2030

Amendment No.1 dated February 11, 2025
to the Preliminary Pricing Supplement dated February 11, 2025

(To Product Supplement dated February 6, 2025,

Index Supplement dated February 6, 2025

and Prospectus dated February 6, 2025)

UBS Investment Bank

UBS Securities LLC